Exhibit 99.1

THE NEWHALL LAND AND FARMING COMPANY 23823 Valencia Blvd. ¨ Valencia, CA 91355 ¨ (661) 255-4000

Investor Contact:	Erik Higgins	Media Contact:	Marlee Lauffer
	(661) 255-4064		(661) 255-4247

FOR IMMEDIATE RELEASE

NEWHALL LAND UPDATES EARNINGS ESTIMATE FOR 2003 AND DECLARES A
SPECIAL DISTRIBUTION

Valencia, California, January 14, 2004 – The Newhall Land and Farming Company (NYSE, PSE/NHL) announced today that, based on preliminary accounting results, earnings for the fourth quarter of 2003 are expected to be approximately $1.38 per unit.  Earnings for the entire year are expected to be approximately $2.25 per unit, which exceeds the Company’s previous earnings estimate of $1.80 to $1.90 per unit.  Actual financial results for 2003 are subject to completion of the audit of Newhall Land’s consolidated financial statements by the Company’s independent accountants and will be discussed in the 2003 year-end earnings release.  As a result of the increased earnings estimate, the Company’s Board of Directors declared today a special distribution of $0.15 per partnership unit, payable March 5, 2004, to unitholders of record January 23, 2004.

Earnings for 2003 of $2.25 per unit exceeded the Company’s previous earnings projection for the year primarily as a result of an additional 11-acre commercial land sale closing in 2003, reduced community development expenses due to more entitlement and planning costs being capitalized to active Valencia-area projects, higher price and profit participation income than anticipated for the year and necessary reductions in project accruals.

Combined, the regular quarterly distributions totaling $0.40 per unit paid in 2003 and the special distribution of $0.15 per unit reflect management’s estimate of the 2003 tax liability for those taxable unitholders with the highest taxable income, and the highest Federal and California tax rate.  Other unitholders, who purchased their units after 1985, have lower taxable income to report from the partnership.  Despite the differences in taxable income, all unitholders receive the same per-unit distribution.  Payment of the special distribution to unitholders of record as of January 23, 2004 is independent of the pending merger between Newhall Land and an entity jointly owned by Lennar Corporation and LNR Property Corporation.

Newhall Land is a premier community planner in north Los Angeles County.  Its primary activities are planning communities in Valencia, California and on Newhall Ranch, which together form one of the nation’s most valuable landholdings.  They are located on the Company’s 34,000 acres, 30 miles north of downtown Los Angeles.

Forward-Looking Information and Risk Factors

Except for historical matters, the matters discussed in this release are forward-looking statements that involve risks and uncertainties.  The Company has tried, wherever practical, to identify these forward-looking statements by using words like “anticipate,” “believe,” “estimate,” “project,” “expect,” “target,” “plan,” and similar expressions.  Forward-looking statements include, but are not limited to, statements about plans; opportunities; anticipated regulatory approvals; negotiations; market and economic conditions; development, construction and sales activities; and availability of financing.

You are cautioned not to place undue reliance on these forward-looking statements, which reflect current beliefs and are based on information currently available. The Company expressly undertakes no obligation to revise publicly or update these forward-looking statements to reflect future events or changes in circumstances.

These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance, or achievements to differ materially from those expressed in or implied by these statements.  In particular, among the factors that could cause actual results to differ materially are:

•                  Final financial results could change as a result of the 2003 independent audit.

•                  Changes in general, regional and local economic conditions and/or changes in general and local real estate markets.

•                  Competition in the real estate industry for residential, commercial and/or industrial land.

•                  Ability of buyers to obtain financing and fluctuations in interest rates.

•                  Successful completion of buyers’ due diligence, agreement with buyers on definitive terms or failure to close transactions.

•                  Occurrences such as earthquakes, weather conditions or acts of violence or terrorism that might delay or increase the cost of land development or otherwise affect economic activity generally and within the region.

•                  Changes in environmental laws or regulations, or liability for environmental remediation on owned or formerly owned properties that could delay or prevent development or increase the costs of development of the Company’s properties.

•                  Delay in receipt of or denial of government approvals and entitlements for land, development, other political and discretionary government decisions or actions affecting the use of or access to land, or legal challenges to the issuance of approvals or entitlements.

For further information, please refer to Newhall Land’s annual report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

Available Information

The Company’s electronic filings with the Securities and Exchange Commission are available free of charge through a link on the Company’s website as soon as reasonably practicable after such material is electronically filed with the Commission.  The Company’s website address is www.newhall.com.

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